EXHIBIT 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

China Youth Media, Inc.,

China Youth Media Merger Sub, Inc.,

and

Midwest Energy Emissions Corp.

Dated as of June 1, 2011

AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2011 (the “Agreement”), among China Youth Media, Inc., a Delaware Corporation (“CHYU”), China Youth Media Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CHYU (“Merger Sub”), and Midwest Energy Emissions Corp., a North Dakota corporation (the “Company”).  CHYU, Merger Sub and the Company are collectively referred to herein as the “Parties.”  CHYU and Merger Sub are sometimes referred to herein collectively as the “CHYU Parties.”

RECITALS:

WHEREAS, the respective boards of directors of each of CHYU, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, the Company, CHYU and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1  Certain Definitions.  In addition to other terms defined elsewhere herein, the following terms shall, when used in this Agreement, have the following meanings:

“Acquisition” means the acquisition by a Person of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person.  “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York, are required or authorized to be closed.

“CHYU Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the CHYU Business and in which CHYU or any of its Subsidiaries has any right, title or interest or in which CHYU or any of its Subsidiaries acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of CHYU or any of its Subsidiaries.

“CHYU Business” means the business conducted by CHYU and its Subsidiaries.

“CHYU Common Stock” means the common shares of CHYU.

“CHYU Preferred Stock” means Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock of CHYU.

“CHYU Securities Filings” means CHYU’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, and all other reports filed and to be filed with the Commission prior to the Effective Time.

“CHYU Series A Convertible Preferred Stock” means shares of Series A Preferred Stock of CHYU.

“CHYU Series B Convertible Preferred Stock” means shares of Series B Preferred Stock of CHYU to be designated by the Board of Directors of CHYU prior to the Closing containing the terms and provisions set forth in Exhibit A hereto.

“CHYU Shareholders” means the holders of CHYU Common Stock immediately prior to the Effective Time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

“Commission” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“Company Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Company Business and in which the Company has any right, title or interest or in which the Company acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of the Company, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Collateral Documents.

“Company Business” means the business conducted by the Company.

“Company Common Stock” means the common shares of the Company.

“Company Shareholders” means, as of any particular date, the holders of Company Common Stock on that date.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 5.11 and Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (a) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (b) general economic conditions, or (c) any changes generally affecting the industries in which a Party operates.

“Merger Shares” means the shares of CHYU Series B Convertible Preferred Stock deliverable by CHYU in exchange for Company Common Stock pursuant to Section 2.5(a).

 “Permit” means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set-off; (iv) as to leased assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by the Company or CHYU, as the case may be, in the ordinary course and not interfering in any material respect with the ordinary course of the business of the Company or CHYU, as the case may be; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reversion, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

 “Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

ARTICLE II

THE MERGER

2.1  Merger; Surviving Corporation.  In accordance with and subject to the provisions of this Agreement and the North Dakota Business Corporation Act (“NDBCA”) and the Delaware General Corporation Law (“DGCL”), at the Effective Time (as defined in Section 2.4), the Merger Sub shall be merged with and into the Company (the “Merger”), and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of North Dakota.  At the Effective Time, the separate existence of the Merger Sub shall cease.  All properties, franchises and rights belonging to the Company and Merger Sub, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and the Company.

2.2 Articles of Incorporation.  The Company’s certificate of incorporation, as in effect at the Effective Time, shall continue in full force and effect as the certificate of incorporation of the Surviving Corporation until altered or amended as provided therein or by law.

2.3 By-Laws.  The Company’s by-laws, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until altered, amended or repealed as provided therein or by law.

2.4 Effective Time.  The Merger shall become effective at the time and date that the certificate of merger (or like instrument) (the “Certificate of Merger”), in form and substance acceptable to the Parties, is accepted for filing by the Secretaries  of State of the States of North Dakota and Delaware in accordance with the provisions of the NDBCA and DGCL.  The Certificate of Merger shall be executed by the Merger Sub and the Company and delivered to the Secretaries of State of the States of North Dakota and Delaware for filing on the Closing Date.  The parties shall file such other documents with the Secretaries of States of North Dakota and Delaware as may be required by the provisions of the NDBCA and DGCL and as are necessary to cause the Merger to become effective.  The date and time when the Merger becomes effective are referred to herein as the “Effective Time.”

2.5 Merger Shares; Conversion and Cancellation of Securities.

(a) Conversion of Company Common Stock.  At the Effective Time, all shares of Company Common Stock outstanding immediately before the Effective Time, other than shares described in Section 2.5(b) and other than Dissenting Shares (as defined in Section 2.8), collectively, the “Excluded Shares”, shall be converted, by virtue of the Merger, into such number of shares of CHYU Series B Convertible Preferred Stock (the “Merger Shares”) so, that the holders of Company Common Stock will upon conversion of the Merger Shares own 90.0% of CHYU’s issued and outstanding capital stock as of the Effective Time after giving effect to the Merger (the “Effective Time Capitalization”) subject to the following:

(i) The allocation of the Merger Shares among the Company Shareholders excluding the holders of Dissenting Shares shall be as set forth on Schedule 2.5(a) to be delivered to CHYU at least three business days prior to the Closing;

(ii) If between the date of this Agreement and the Closing Date, CHYU shall declare a stock split or declare a dividend on CHYU Common Stock payable in CHYU Common Stock (or set a record date with respect thereto), the number of Merger Shares and shares issuable upon conversion of the CHYU Series B Convertible Preferred Stock (the “Preferred Shares”) determined above shall be adjusted to reflect fully the appropriate effect of any such subdivision, combination or dividend; and

(iii) Such number of Merger Shares issued to 3253517 Nova Scotia Limited, an entity controlled by Richard MacPherson, which upon conversion would represent 15.0% of the Effective Time Capitalization (the “Escrowed Shares”), shall be held in escrow following the Closing by an escrow agent mutually acceptable to CHYU and the Company, subject to achievement of the following performance milestones: (x) the Company or CHYU raising a minimum of $1,000,000 at an enterprise valuation of $25,000,000 within 90 days of the Closing Date (the “Raise Period”); (y) to the extent a shortfall occurs a pro rata adjustment will be made based on the amount raised and the enterprise valuation; and (z) to the extent the Company or CHYU raises at least $250,000 within the Raise Period, such Raise Period shall be extended 60 days.   In the event such appropriate performance milestones have not been achieved by the end of the Raise Period as extended hereby, then in that event, all of the Escrowed Shares or such appropriate portion thereof pursuant to the performance milestones provided herein shall be returned to CHYU and cancelled.  Notwithstanding the foregoing, unless all of the Escrowed Shares have been returned to CHYU and cancelled at the end of the Raise Period pursuant to the terms hereof, such remaining Escrowed Shares shall continue to be held in escrow for a period of six (6) months from the Effective Time, subject to the terms and conditions of a mutually acceptable escrow agreement.

  At the Effective Time, all Company Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to the Merger Shares and any distribution or dividend pursuant to Section 2.6(b).

(b) Treasury Shares, Etc.  Each share of Company Common Stock held in the treasury of the Company (and each share of Company Common Stock, if any, held by CHYU or any Subsidiary of CHYU or of the Company immediately before the Effective Time) shall be cancelled and extinguished, and nothing shall be issued or paid in respect thereof.

(c) Fractional Shares.  No certificates or scrip evidencing fractional shares of CHYU Common Stock shall be issued in exchange for Company Common Stock.  All fractional share amounts shall be rounded up to the nearest whole share.

2.6 Surrender of Company Certificates.

(a) Exchange Procedures.  Promptly after the Effective Time, CHYU or its appointed designee shall mail to each holder of a certificate or certificates of Company Common Stock (“Company Certificates”) whose shares are converted into the right to receive the Merger Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass to CHYU, only upon delivery of the Company Certificates to CHYU and which shall be in such form and have such other provisions as CHYU may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Shares and any dividends or other distributions pursuant to Section 2.6(b).  Upon surrender of Company Certificates for cancellation to CHYU, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Certificates shall be entitled to receive the Merger Shares in exchange therefor and any dividends or distributions payable pursuant to Section 2.6(b), less the Merger Shares to be held in escrow pursuant to Section 2.5(a)(iii) hereof,  and the Company Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Company Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.8, to evidence the ownership of the number of Merger Shares into which such shares of the Company Common Stock shall have been so exchanged and any dividends or distributions payable pursuant to Section 2.6(b).  Notwithstanding the foregoing, if any Company Certificate is lost, stolen, destroyed or mutilated, such holder shall provide evidence reasonably satisfactory to CHYU as to such loss, theft, destruction or mutilation and an affidavit in form and substance satisfactory to CHYU, and, thereupon, such holder shall be entitled to receive the Merger Shares in exchange therefore and any dividends or distributions payable pursuant to Section 2.6(b), and the Company Certificates so surrendered shall forthwith be canceled.

(b) Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to CHYU Common Stock with a record date after the Effective Time, will be paid to the holders of any unsurrendered Company Certificates with respect to the Merger Shares represented thereby until the holders of record of such Company Certificates shall surrender such Company Certificates or, in the case of any Company Certificate which is lost, stolen, destroyed or mutilated, an affidavit in form and substance satisfactory to CHYU.  Subject to applicable law, following surrender of any such Company Certificates or delivery of such affidavit, CHYU shall deliver to the record holders thereof, without interest, the Merger Shares hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of the Merger Shares.

(c) Transfers of Ownership.  If certificates for the Merger Shares are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefore are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to CHYU or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for Merger Shares in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of CHYU or any agent designated by it that such tax has been paid or is not payable.

(d) Required Withholding.  In connection with any payment to any holder or former holder of the Company Common Stock, each of CHYU and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable laws.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) No Liability.  Notwithstanding anything to the contrary in this Section 2.6, neither CHYU, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Company Certificate shall not have been surrendered prior to the date immediately prior to the date on which such property would otherwise escheat to or become the property of any Governmental or Regulatory Authority, any such property, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Termination.  Any holders of the Company Certificates who have not complied with this ARTICLE II shall look only to CHYU or the Surviving Corporation for, and CHYU and the Surviving Corporation shall remain liable for, payment of their claim for Merger Shares and any dividends or distributions with respect to CHYU Common Stock, without interest thereon.

2.7 Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

2.8 Dissenting Shares.  Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the NDBCA (the “Dissenting Shares”), will not be converted into the right to receive the Merger Shares, and holders of such shares of Company Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of the NDBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the NDBCA.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Shares, without any interest thereon.  The Company will give CHYU prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock.  Prior to the Effective Time, the Company will not, except with the prior written consent of CHYU make any payment with respect to, or settle or offer to settle, any such demands.

2.9 Restriction on Transfer.  The Merger Shares, and the shares of CHYU Common Stock into which the Merger Shares may be converted (collectively, the Merger Securities”) may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Merger Securities or any available exemption from registration under the Act, the Merger Securities must be held indefinitely.  The Company Shareholders are aware that the Merger Securities may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about CHYU.

2.10 Restrictive Legend.  All certificates representing the Merger Securities shall contain the following legend, or one substantially similar thereto:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

2.11 Closing.  The closing of the transactions contemplated by this Agreement and the Collateral Documents (the “Closing”) shall take place at the offices of CHYU, or at such other location as the parties may agree on such date which is no later than five (5) business days following completion of the actions described in ARTICLES VII and VIII below, or on such other date as shall be mutually agreed upon by the parties hereto (the actual time and date of closing being hereinafter referred to as the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to CHYU that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

3.1 Organization and Qualification.  The Company and each of its Subsidiaries, collectively referred to herein as the Company, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization.  The Company has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted.  The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.2 Capitalization.

(a) The authorized, issued and outstanding capital stock and other ownership interests of the Company consists of 10,003 shares of common stock (10,000 of which are designated as equity securities and 3 of which are designated as voting securities), of which 10,000 shares (the equity securities) were outstanding as of the date hereof.  All of the outstanding Company capital stock has been duly authorized and are validly issued, fully paid and nonassessable.

(b) Listed in Item 3.2(b) to the disclosure schedule delivered by the Company to CHYU (the “Company Disclosure Schedule”) are all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively “Options”).

(c) All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

3.3 Authority and Validity.  The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of the Company Shareholders as contemplated by Section 5.5 and to receipt of any consents, approvals, authorizations or other matters referred to in Section 5.2).  The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company (subject to the approval of the Company Shareholders as contemplated by Section 5.5).  This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the CHYU Parties and approval by the Company Shareholders) is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.  Upon the execution and delivery of the Collateral Documents by each Person (other than the CHYU Parties) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the CHYU Parties, the Collateral Documents will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

3.4 No Breach or Violation.  Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company, the Company Assets, the Company Business or the Company Common Stock by reason of the terms of (i) the articles of incorporation, by-laws or other charter or organizational document of the Company or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company is a party or by or to which the Company, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Company or (iv) any Permit of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.5 Consents and Approvals.  Except for requirements described in Item 3.5 of the Company Disclosure Schedule, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Collateral Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

3.6 Intellectual Property.  The Company has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of the Company Business without the payment of any royalty or similar payment.  Item 3.6 of the Company Disclosure Schedule lists all patents, trade names, trademarks and service marks, all patent, trademark and service mark registrations or applications, presently owned, possessed, used or held by the Company and all copyrights and copyright applications and registrations, relating to the business of the Company, all of which are collectively referred to as the “Proprietary Rights”.  Item 3.6 of the Company Disclosure Schedule also lists all licenses, if any granted by or to the Company.  Except as set forth in Item 3.6 of the Company Disclosure Schedule, the Company has not granted to any person, firm or corporation, any right, license or privilege in any of the Proprietary Rights or the know-how used in the business of the Company nor have such Proprietary Rights or know-how been revealed to any persons other that its employees, customers and consultants.  No Proprietary Rights or applications or grants of licenses set forth in Item 3.6 of the Company Disclosure Schedule are subject to any pending or threatened challenge.

3.7 Compliance with Legal Requirements.  The Company has operated the Company Business in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

3.8 Financial Statements.  At the earliest possible time prior to the Closing Date, the Company shall deliver to CHYU (a) the audited balance sheets of the Company as of December 31, 2009 and 2010 and the related audited statements of income, statements of cash flows and changes in stockholders’ equity for the years then ended, and the notes relating thereto (the “Company Audited Financial Statements”), (b) the unaudited balance sheets of the Company as at a date no more than forty-five (45) days prior to the Closing Date (the “Company Balance Sheet Date”), and the related unaudited statements of income, statements of cash flows and changes in stockholders’ equity for the periods then ended, and the notes relating thereto, and (c)   any other financial statements deemed necessary by CHYU or its advisors in order to comply with requirements of the Exchange Act (collectively, the “Company Financial Statements”).  All of the Company Financial Statements to be delivered pursuant hereto will have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout all period presented and will be complete and accurate and present fairly the financial position of the Company and the results of its operations and changes in its financial positions as of the dates and for the periods indicated as being covered thereby.

3.9 Litigation.  Except as set forth in Item 3.9 of the Company Disclosure Schedule, there are no outstanding judgments or orders against or otherwise affecting or related to the Company, the Company Business or the Company Assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

3.10 Taxes.  The Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all Taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on the Company.

3.11 Books and Records.  The books and records of the Company accurately and fairly represent the Company Business and its results of operations in all material respects.  All accounts receivable and inventory of the Company Business are reflected properly on such books and records in all material respects.

3.12 Brokers or Finders. Except as set forth in Item 3.12 of the Company Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.13 Proxies.  Company management holds, or prior to the Closing will hold, irrevocable proxies from the Company Shareholders adequate to ensure Company Shareholder approval of the Merger as required by applicable law.  Notwithstanding the foregoing, in the event Company Shareholder approval is obtained by unanimous written consent, then proxies shall not be required.

3.14 No Undisclosed Liabilities.  Except as set forth in Item 3.14 of the Company Disclosure Schedule, the Company is not subject to any material liability (including, to Company’s knowledge, unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the balance sheet included in the Company Audited Financial Statements, other than liabilities of the same nature as those set forth in the Company Financial Statements and reasonably incurred in the ordinary course of its business after the Company Balance Sheet Date.

3.15 Absence of Certain Changes. Except as set forth in Item 3.15 of the Company Disclosure Schedule hereto since the Company Balance Sheet Date, the Company has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) except in the ordinary course of business, contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected the Company to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) except in the ordinary course of business, acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) except in the ordinary course of business, entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect the Company’s business, operations, assets, liabilities or financial condition; or (1) amended its certificate of incorporation or By-laws, except as otherwise contemplated herein.

3.16 Contracts.  Item 3.16 of the Company Disclosure Schedule is a true and complete list of all material contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which the Company is a party or by which it or any of its property is bound (the “Contracts”). Except as set forth in Item 3.16 of the Company Disclosure Schedule, the Company has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder. To the best knowledge of the Company, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder. Except as set forth in Item 3.16 of the Company Disclosure Schedule, the Company knows of no and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

3.17 Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. The Company has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

3.18 Assets Necessary to Business. The Company owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.  Item 3.18 of the Company Disclosure Schedule lists all of the material properties and assets of the Company and all material contracts to which it is a party or by which it is bound.  Prior to Closing, the Company will make all records available to CHYU with respect to all such material contracts.

3.19 Labor Agreements and Labor Relations. The Company has no collective bargaining or union contracts or agreements.  The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; to the Company’s knowledge, there are no charges of discrimination or unfair labor practice charges or complaints against the Company pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company.

3.20 Employment Arrangements. Except as set forth in Item 3.20 of the Company Disclosure Schedule hereto, the Company has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of the Company, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of the Company is in violation of any employment agreement or restrictive covenant.

3.21 Affiliate Transactions.  Except as set forth in Item 3.21 of the Company Disclosure Schedule, no officer, director or employee of the Company (or any of the relatives or affiliates of any of the aforementioned persons) is a party to any agreement, contract, commitment or transaction with the Company or affecting the business of the Company, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the Company which will subject the Company to any liability or obligation from and after the Effective Time.

3.22 Restrictive Agreements.  There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which would have a material adverse effect on the Company’s business.  Except as set forth in Item 3.22 of the Company Disclosure Schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to or providing services to, customers or potential customers or any class of customers, in any geographic areas, during any period of time or in any segment of the market.

3.23 Disclosure.  No representation or warranty of the Company in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CHYU PARTIES

Each of the CHYU Parties, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

4.1 Organization and Qualification.  Each of CHYU and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each of CHYU and Merger Sub has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted.  Both CHYU and Merger Sub are duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on CHYU or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the CHYU Parties to perform their obligations under this Agreement or any of the Collateral Documents.

4.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of CHYU consists of 500,000,000 shares of common stock, $0.001 par value, of which there are 159,031,461 shares outstanding, and 2,000,000 shares of preferred stock, $0.001 par value, of which 500,000 shares have been designated CHYU Series A Convertible Preferred Stock, of which there are no shares outstanding.  The shares of CHYU Series B Convertible Preferred Stock included in the Merger Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock no par value of which there are 100 shares outstanding.  Each outstanding share of Merger Sub is duly authorized, validly issued and outstanding and will be fully paid and nonassessable and is owned by CHYU.

(c) Listed in Item 4.2(c) to the disclosure schedule delivered by CHYU to the Company (the “CHYU Disclosure Schedule”) are all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require CHYU or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(d) All of the issued and outstanding shares of CHYU Common Stock, and all outstanding ownership interests of each of CHYU’s Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

4.3 Authority and Validity.  Each CHYU Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents.  The execution and delivery by each CHYU Party of, the performance by each CHYU Party of its respective obligations under, and the consummation by the CHYU Parties of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each CHYU Party.  This Agreement has been duly executed and delivered by each of the CHYU Parties and (assuming due execution and delivery by the Company) is the legal, valid and binding obligation of each CHYU Party, enforceable against each of them in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.  Upon the execution and delivery by each of the CHYU Parties of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

4.4 No Breach or Violation.  Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the CHYU Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any CHYU Party under, or result in the creation or imposition of any Encumbrance upon the property of CHYU or Merger Sub by reason of the terms of (i) the articles of incorporation, by-laws or other charter or organizational document of any CHYU Party, (ii) any contract, agreement, lease, indenture or other instrument to which any CHYU Party is a party or by or to which any CHYU Party or their property may be bound or subject and a violation of which would result in a Material Adverse Effect on CHYU taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to any CHYU Party or (iv) any Permit of CHYU or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on CHYU or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of any CHYU Party to perform its obligations hereunder or thereunder.

4.5 Consents and Approvals.  Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any CHYU Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on CHYU or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the CHYU Parties to perform its obligations under this Agreement or any of the Collateral Documents.

4.6 Compliance with Legal Requirements.  CHYU and its Subsidiaries have operated the CHYU Business in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to CHYU and its Subsidiaries, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on CHYU or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

4.7 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to CHYU, any of its Subsidiaries, or their business or assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of any CHYU Party, threatened that, if adversely determined, would have a Material Adverse Effect on CHYU or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

4.8 Ordinary Course.  Since the date of the balance sheet included in the most recent CHYU Securities Filings filed through the date hereof (the “CHYU Balance Sheet”), there has not been any occurrence, event, incident, action, failure to act or transaction involving CHYU or any of its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CHYU.

4.9 Assets and Liabilities.  As of the date of this Agreement, neither CHYU nor any of its Subsidiaries has any Assets or Liability, except for the (i) Assets and Liabilities disclosed in the CHYU Balance Sheet or disclosed in Item 4.9 to the CHYU Disclosure Schedule and (ii) Liabilities incurred in connection with this Agreement.

4.10 Taxes.  Except as disclosed in Item 4.10 of the CHYU Disclosure Schedule, CHYU has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on CHYU.

4.11 Books and Records.  The books and records of CHYU and its Subsidiaries accurately and fairly represent the CHYU Business and its results of operations in all material respects.  All accounts receivable and inventory of the CHYU Business are reflected properly on such books and records in all material respects.

4.12 Financial and Other Information.

(a) The historical financial statements (including the notes thereto) contained (or incorporated by reference) in the CHYU Securities Filings have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of CHYU and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

(b) To the knowledge of current management, the CHYU Securities Filings did not, as of their filing dates, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

4.13 Brokers or Finders.   No broker or finder has acted directly or indirectly for CHYU, any CHYU Party or any of their Affiliates in connection with the transactions contemplated by this Agreement, and neither CHYU, any CHYU Party nor any of their Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.  The Company shall have no liability regarding any broker or finder engaged by CHYU.

4.14 No Undisclosed Liabilities.  Except as set forth in Item 4.14 of the CHYU Disclosure Schedule, CHYU is not subject to any material liability (including, to CHYU’s knowledge, unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the CHYU Balance Sheet, other than liabilities of the same nature as those set forth in the financial statements included in the most recent CHYU Securities Filings filed through the date hereof and reasonably incurred in the ordinary course of its business after the balance sheet date included in the most recent CHYU Securities Filings though the date hereof (the “CHYU Balance Sheet Date”).

4.15 Absence of Certain Changes. Except as set forth in Item 4.15 of the CHYU Disclosure Schedule hereto since the Balance Sheet Date, CHYU has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) except in the ordinary course of business, contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected CHYU to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) except in the ordinary course of business, acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) except in the ordinary course of business, entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect CHYU’s business, operations, assets, liabilities or financial condition; or (1) amended its certificate of incorporation or By-laws, except as otherwise contemplated herein.

4.16 Contracts.  Item 4.16 of the CHYU Disclosure Schedule is a true and complete list of all material contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which CHYU is a party or by which it or any of its property is bound (the “Contracts”). Except as set forth as Item 4.16 of the CHYU Disclosure Schedule, CHYU has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder. To the best knowledge of CHYU, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder. Except as set forth in Item 4.16 of the CHYU Disclosure Schedule, CHYU knows of no and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

4.17 Labor Agreements and Labor Relations. CHYU has no collective bargaining or union contracts or agreements.  CHYU is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; to CHYU’s knowledge, there are no charges of discrimination or unfair labor practice charges or complaints against CHYU pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting CHYU.

4.18 Employment Arrangements. Except as set forth in Item 4.18 of the CHYU Disclosure Schedule hereto, CHYU has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of CHYU, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of CHYU is in violation of any employment agreement or restrictive covenant.

4.19 Affiliate Transactions.  Except as set forth in Item 4.19 of the CHYU Disclosure Schedule, no officer, director or employee of CHYU (or any of the relatives or affiliates of any of the aforementioned persons) is a party to any agreement, contract, commitment or transaction with CHYU or affecting the business of CHYU, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to CHYU which will subject CHYU to any liability or obligation from and after the Effective Time.

4.20 Restrictive Agreements.  There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which CHYU is a party or otherwise binding upon CHYU which would have a material adverse effect on the Company’s business.  Except as set forth in Item 4.20 of the CHYU Disclosure Schedule, CHYU has not entered into any agreement under which CHYU is restricted from selling, licensing or otherwise distributing any of its products to or providing services to, customers or potential customers or any class of customers, in any geographic areas, during any period of time or in any segment of the market.

4.21 Disclosure.  No representation or warranty of CHYU in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by CHYU pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.22 Filings.  To the knowledge of current management, CHYU has made all of the filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, required to be made and no such filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, not misleading.

ARTICLE V

COVENANTS OF THE COMPANY

Between the date of this Agreement and the Closing Date:

5.1 Additional Information.  The Company shall provide to CHYU and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company Assets and Liabilities of the Company, as CHYU or its Representatives may reasonably request.  In addition, the Company shall take all action necessary to enable CHYU and its Representatives to review, inspect and audit the Company Assets, the Company Business and Liabilities of the Company and discuss them with the Company’s officers, employees, independent accountants, customers, licensees, and counsel.  Notwithstanding any investigation that CHYU may conduct of the Company, the Company Business, the Company Assets and the Liabilities of the Company, the CHYU Parties may fully rely on the Company’s warranties, covenants and indemnities set forth in this Agreement.

5.2 Consents and Approvals. As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Collateral Documents.

5.3 No Solicitations.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, the Company will not, nor will it permit any of its officers, directors or agents acting on its behalf to: (a) take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than CHYU, and other person(s) or entities for purposes of soliciting their participation as investors or co-investors with the Company, relating to the acquisition, sale or transfer of any of the capital stock of the Company or any material part of the assets of the Company; (b) offer to sell or transfer any of the capital stock of the Company or any material part of the assets of the Company to any person other than CHYU and/or other person(s) or entities who participate as investors or co-investors with CHYU; or (c) disclose financial or other information relating to the Company other than in the ordinary course of business to any person or entity other than CHYU, CHYU’s agents and representatives, and other person(s) or entities for purposes of soliciting their participation as investors or co-investors with CHYU, except with the written consent of CHYU.  The Company acknowledges and agrees that the legal remedies available to CHYU in the event the Company violates any of the foregoing covenants would be inadequate and that CHYU shall be entitled to specific performance, injunctive relief and other equitable remedies in the event of any such violation.  The Company will immediately notify CHYU regarding any contact between the Company, any of its directors, officers, employees, agents or representatives and any other person regarding any offer, proposal or inquiry during this exclusivity period.

5.4 Notification of Adverse Change.  The Company shall promptly notify CHYU of any material adverse change in the condition (financial or otherwise) of the Company.

5.5 Approval of the Company Shareholders.  Promptly after the date hereof, the Company will take all action necessary in accordance with its articles of incorporation and by-laws, and in accordance with federal and state securities laws, to obtain approval by unanimous written consent of this Agreement and approval of the Merger.

5.6 Notification of Certain Matters.  The Company shall promptly notify CHYU of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to CHYU pursuant to this Agreement or the existence or occurrence of which would cause any of the Company’s representations or warranties under this Agreement not to be correct and/or complete.  The Company shall give prompt written notice to CHYU of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.  In the event that the Company Disclosure Schedule is not delivered contemporaneously with the execution of this Agreement, it shall be delivered as soon as practicable following the date hereof.

5.7 Company Disclosure Schedule.  The Company shall, from time to time prior to Closing, supplement the Company Disclosure Statement with additional information that, if existing or known to it on the date of delivery to the CHYU Parties, would have been required to be included therein.  For purposes of determining the satisfaction of any of the conditions to the obligations of the CHYU Parties in ARTICLE VII, the Company Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement by written supplements delivered prior to Closing by the Company that (i) are accepted in writing by CHYU, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

5.8 State Statutes.  The Company and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

5.9 Conduct of Business.  Prior to the Closing Date, the Company shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of CHYU, except in the regular course of business.  Except as otherwise provided herein, the Company shall not amend its Articles of Incorporation or Bylaws; declare dividends, redeem or sell stock or other securities; incur additional or newly-funded liabilities; acquire or dispose of fixed assets; change employment terms; except in the ordinary course of business, enter into any material or long-term contract; guarantee obligations of any third party; settle or discharge any balance sheet receivable for less than its stated amount or pay more on any liability than its stated amount; or enter into any other transaction other than in the regular course of business.

5.10 Indemnification; Directors and Officers Insurance.

(a) Prior to the Effective Time, and unless other arrangements are made to the satisfaction of CHYU in its sole discretion, the Company shall obtain a six (6) year “tail policy” for all past and present directors and officers of CHYU (the “Tail Policy”) with coverage amounts, terms and conditions substantially similar to those of CHYU’s directors and officers policy in effect as of the date hereof and deductibles no larger than those customary for such type of insurance coverage, provided, however, that if such policy or other coverage is no available at a cost not greater than 300% of the annual premiums paid as of the date hereof under the existing directors and officers policy (the “Insurance Cap”), then the Company shall obtain as much coverage as is possible under substantially similar policies for such premium as does not exceed the Insurance Cap.  The Company shall, and/or shall cause CHYU to, maintain such Tail Policy and not take any action to amend or modify in a manner materially adverse to the beneficiaries thereunder or terminate (unless replaced with alternative coverage satisfying this Section 5.10(a)) the Tail Policy during such six (6) year period.

(b) From and after the Effective Time, the Company shall and shall cause CHYU to (i) indemnify all past and present directors and officers of CHYU (in all of their capacities) against any Losses such person may incur in their capacity as such based upon acts, errors or omissions taken on behalf of CHYU existing or occurring prior to the Closing and (ii) advance to each such person expenses actually and reasonably incurred in defending any claims, actions, proceedings or investigations with respect to matters covered by the indemnity under this Section 5.10(b), in each case to the fullest extent (but only to the fullest extent) that (x) CHYU would be permitted to indemnify and/or advance expenses to such person under applicable law and (y) CHYU would have been required to indemnify and/or advance expenses to such person under CHYU’s certificate of incorporation, bylaws, and indemnification agreements, if any, in each case, in existence on the date hereof.

(c) The rights and remedies of the beneficiaries of this Section 5.10 shall be cumulative (and not in the alternative).

ARTICLE VI

COVENANTS OF THE CHYU PARTIES

Between the date of this Agreement and the Closing Date,

6.1 Additional Information.  CHYU shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to CHYU and its Subsidiaries, the CHYU Business and the CHYU Assets and the Liabilities of CHYU and its Subsidiaries, as the Company or its Representatives may reasonably request.  In addition, the Company shall take all action necessary to enable the Company and its Representatives to review and inspect the CHYU Assets, the CHYU Business and the Liabilities of CHYU and its Subsidiaries and discuss them with the Company’s officers, employees, independent accountants and counsel.  Notwithstanding any investigation that the Company may conduct of CHYU and its Subsidiaries, the CHYU Business, the CHYU Assets and the Liabilities of CHYU and its Subsidiaries, the Company may fully rely on the CHYU Parties’ warranties, covenants and indemnities set forth in this Agreement.

6.2 No Solicitations.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, CHYU will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal, (v) offer to sell or transfer any of the capital stock of the Company or any material part of the assets of the Company, except as contemplated hereby, for the purpose of consummating the transactions contemplated hereby; or (vi) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any of the foregoing.

6.3 Notification of Adverse Change.  CHYU shall promptly notify the Company of any material adverse change in the condition (financial or otherwise) of CHYU.

6.4 Consents and Approvals.  As soon as practicable after execution of this Agreement, the CHYU Parties shall use their commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by any of the CHYU Parties to consummate the transactions contemplated by this Agreement and the Collateral Documents.

6.5 Notification of Certain Matters.  CHYU shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause any CHYU Party to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VIII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause any of the CHYU Parties’ representations or warranties under this Agreement not to be correct and/or complete.  The CHYU Parties shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV. In the event that the CHYU Disclosure Schedule is not delivered contemporaneously with the execution of this Agreement, it shall be delivered as soon as practicable following the date hereof.

6.6 CHYU Disclosure Schedule.  The CHYU Parties shall, from time to time prior to Closing, supplement the CHYU Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein.  For purposes of determining the satisfaction of any of the conditions to the obligations of the Company in ARTICLE VIII, the CHYU Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of delivery to the Company and (b) information added to the CHYU Disclosure Statement by written supplements delivered prior to Closing by the CHYU Parties that (i) are accepted in writing by the Company or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing.

6.7 State Statutes.  CHYU and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

6.8 Securities Filings.  CHYU will timely file all reports and other documents relating to the operation of CHYU required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

6.9 Election to CHYU’s Board of Directors.  At the Effective Time of the Merger, CHYU shall take all steps necessary so that there will be a two member board consisting of Jay Rifkin and Richard MacPherson (the “Director Designees”).

6.10 Conduct of Business.  Prior to the Closing Date, CHYU shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the Company, except in the regular course of business.  Except as otherwise provided herein, CHYU shall not amend its Articles of Incorporation or Bylaws; declare dividends, redeem or sell stock or other securities; incur additional or newly-funded liabilities; acquire or dispose of fixed assets; change employment terms; except in the ordinary course of business, enter into any material or long-term contract; guarantee obligations of any third party; settle or discharge any balance sheet receivable for less than its stated amount or pay more on any liability than its stated amount; or enter into any other transaction other than in the regular course of business.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE CHYU PARTIES

All obligations of the CHYU Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the CHYU Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

7.1 Accuracy of Representations.  All representations and warranties of the Company contained in this Agreement, the Collateral Documents and any certificate delivered by any of the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  The Company shall have delivered to CHYU and Merger Sub a certificate dated the Closing Date to the foregoing effect.

7.2 Covenants.  The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing.  The Company shall have delivered to CHYU and Merger Sub a certificate dated the Closing Date to the foregoing effect.

7.3 Consents and Approvals.  All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

7.4 Delivery of Documents.  The Company shall have delivered, or caused to be delivered, to CHYU and Merger Sub the following documents:

(i) Certified copies of the Company articles of incorporation and by-laws and certified resolutions of the board of directors and Shareholders of the Company authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Such other documents and instruments as CHYU may reasonably request: (A) to evidence the accuracy of the Company’s representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Company of, or the compliance by the Company with, any covenant, obligation, condition and agreement to be performed or complied with by the Company under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

           7.5 No Material Adverse Change.  Since the date hereof, there shall have been no material adverse change in the Company Assets, the Company Business or the financial condition or operations of the Company, taken as a whole.

7.6 No Litigation.  No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on the Company.

7.7 Additional Disclosure.  There shall have been no disclosure in any Company Disclosure Schedule or any supplement to the Company Disclosure Schedule or documents set forth in or attached thereto delivered after the execution of this Agreement, which is not satisfactory to CHYU in its sole discretion.

7.8 Company Financial Statements.  The Company Audited Financial Statements shall be satisfactory to CHYU in its sole discretion and any other financial statements of the Company delivered to CHYU prior to the Closing pursuant to Section 3.8 shall show no material deviation from the Company Audited Financial Statements.

7.9 Voting Agreement.   Shareholders of the Company listed on Schedule 7.9 and Jay Rifkin shall have entered into a voting agreement (the “Voting Agreement”) authorizing Mr. Rifkin to vote the shares held by all of such shareholders to the Voting Agreement on specific matters, namely any amendments to the articles of incorporation of CHYU, any mergers, sales of substantially all of the assets, and increases in the number of authorized shares or issuance of any additional shares of Preferred Stock and contain such other terms mutually acceptable, which Voting Agreement will be limited to the earlier of 24 months or 6 months after CHYU or the Company has raised a minimum of $5,000,000 USD from the Closing Date, or has achieved an EBITDA of $1,000,000.  Notwithstanding the foregoing, approval of Mr. Rifkin is not required for a reverse stock split of the CHYU Common Stock in an amount up to 1-for-61.

7.10 Directors and Officers Insurance.  The Company shall have obtained, if commercially reasonable and acceptable, a commitment to issue Directors and Officers Insurance for CHYU and the Company to be effective upon the Closing Date in such amount and on terms and conditions reasonably acceptable to CHYU.

7.11 Escrow Agreement.  The parties shall have entered into an escrow agreement on mutually acceptable terms in accordance with Section 2.5(a) hereof.

7.12 Satisfaction with Company.  CHYU shall be fully satisfied in the exercise of its sole discretion with the results of the investigation and review it conducts (or has its representatives conduct), prior to the Closing Date, of the business, properties or affairs of the Company.

7.13 Director Nomination.  Richard MacPherson  shall have entered into an agreement, in form acceptable to CHYU, which agreement shall provide that for a period limited to the earlier of 24 months or 6 months after CHYU or the Company has raised a minimum of $5,000,000 USD from the Closing Date, or has achieved an EBITDA of $1,000,000, (i) he will, at any time that directors are to be elected, use his best efforts to cause the Board of Directors to nominate and recommend Jay Rifkin to all stockholders of CHYU as a proposed member of the Board of Directors, and (ii) he shall in his capacity as a stockholder of CHYU or cause any stockholder in which he is an Affiliate, at any time directors are to be elected, vote in favor of the election of Jay Rifkin as a member of the Board of Directors.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

All obligations of the Company under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

8.1 Accuracy of Representations.  All representations and warranties of the CHYU Parties contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by any of the CHYU Parties at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  The CHYU Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

8.2 Covenants.  The CHYU Parties shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the CHYU Parties at or prior to Closing.  The CHYU Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

8.3 Consents and Approvals.  All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

8.4 Delivery of Documents.  The CHYU Parties, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company the following documents:

(i) Certified copies of the articles of incorporation and by-laws of CHYU and certified resolutions by the board of directors authorizing the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

(ii) Such other documents and instruments as the Company may reasonably request: (A) to evidence the accuracy of the representations and warranties of the CHYU Parties under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the CHYU Parties of, or the compliance by the CHYU Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the CHYU Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

(iii) Letters of resignation from CHYU’s current officers and directors to be effective upon the Closing, except for the resignation of Jay Rifkin as a director.

(iv) Board resolutions from CHYU’s current directors appointing the Director Designees of the Company to CHYU’s board of directors.

8.5 No Material Adverse Change.  There shall have been no material adverse change in the business, financial condition or operations of CHYU and its Subsidiaries taken as a whole.

8.6 No Litigation.  No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on CHYU.

8.7 Additional Disclosure.  There shall have been no disclosure in any CHYU Disclosure Schedule or any supplement to the CHYU Disclosure Schedule or documents set forth in or attached thereto delivered after the execution of this Agreement, which is not satisfactory to the Company in its sole discretion.

8.8 Certificates of Designation.  Certificate of Designation creating the CHYU Series B Convertible Preferred Stock shall have been filed by the Delaware Secretary of State.

8.9 Convertible Notes and Accrued Liabilities.  The convertible promissory notes and accrued liabilities of CHYU listed on Schedule 8.9, plus all accrued interest thereon, shall have been converted into shares of CHYU Common Stock prior to the Closing on terms acceptable to the parties thereto and the Company.

8.10 Spin Off of Subsidiaries.  All subsidiaries of CHYU will be spun off, sold or liquidated as of the Closing Date, or will be in the process of being spun off, sold or liquidated to the satisfaction of the Company in its sole discretion.

8.11 atisfaction with CHYU.  The Company shall be fully satisfied in the exercise of its sole discretion with the results of the investigation and review it conducts (or has its representatives conduct), prior to the Closing Date, of the business, properties or affairs of CHYU.

ARTICLE IX

INDEMNIFICATION

           9.1 Indemnification by the Company.  The Company shall indemnify, defend and hold harmless (i) CHYU, (ii) each of CHYU’s assigns and successors in interest to the Company Shares, and (iii) each of their respective current, former and future shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which is based upon, arising out of, or with respect to, (x) any inaccuracy in or breach of any material representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document or other writing delivered pursuant thereto, or (y) any agreement, arrangement or transaction involving the Company and/or CHYU identified on Item 9.1 of the Company Disclosure Schedule and on Item 9.1 of the CHYU Disclosure Schedule.

9.2 Indemnification by the CHYU Parties.  The CHYU Parties shall indemnify, defend and hold harmless (i) the Company, (ii) each of the Company Shareholders and their respective assigns and successors in interest to the CHYU Series A Convertible Preferred Stock, and (iii) each of their respective current, former and future shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives  from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any inaccuracy in or any breach of any material representation, warranty, covenant or agreement of the CHYU Parties contained in this Agreement or in any document or other writing delivered pursuant thereto.

9.3 Notice to Indemnifying Party.  If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

9.4 Defense by Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner.  The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X

TERMINATION

           10.1 Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

(a) by mutual written agreement of CHYU and the Company hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

(b) by either the Company or CHYU upon notification to the non-terminating party by the terminating party:

(i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions in Sections 7.1, 7.2, 8.1 or 8.2 will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the date specified in Section 10.1(b)(ii), then, for so long as the non-terminating party continues to use commercially reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this Section 10.1(b)(i);

(ii) if the Closing has not transpired within the period referred to in Section 2.11 or within ninety (90) days from the date of this Agreement, whichever is earlier; or

(iii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final and nonappealable.

           10.2 Effect of Termination.  If this Agreement is validly terminated by either the Company or CHYU pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Parties Obligated and Benefited.  This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Company Shareholders shall be third party beneficiaries of this Agreement.  Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

11.2 Publicity.  The initial press release shall be a joint press release and thereafter until the termination hereof or consummation of the transactions contemplated hereby neither party shall issue any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement without the consent of the other, and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, each shall party shall consult with the other, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

11.3 Notices.  Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter).  Notices shall be addressed as follows:

(a) If to the CHYU Parties to:

China Youth Media, Inc.
13428 Maxella Avenue #342
Marina Del Rey, CA 90292
Attention:  Jay Rifkin
Facsimile No.: (310) 651-9629

With a copy to:

Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 09732
Attention: David M. Kaye, Esq.
Facsimile No.  (973) 443-0609

If to the Company to:

Midwest Energy Emissions Corp.
34 Cedarbank Terrace
Halifax, Nova Scotia B3P 2T4
Canada
Attention:  Rick MacPherson
Facsimile No.:  (701) 792-1134

With a copy to:

The Lebrecht Group, APLC
406 W. South Jordan Parkway
Suite 160
South Jordan, UT 84095
Attention: Brian A. Lebrecht, Esq.
Facsimile No.:  (801) 983-4958

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

11.4 Attorneys’ Fees.  In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

11.5 Headings.  The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

11.6 Choice of Law.  This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware).

11.7 Rights Cumulative.  All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

11.8 Further Actions.  The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.  In addition, each of the Parties shall use its best efforts to cause satisfaction of conditions under its control to the other party’s obligations to close and otherwise to cooperate to cause consummation of the transactions contemplated hereunder.

11.9 Time of the Essence.  Time is of the essence under this Agreement.  If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

11.10 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Entire Agreement.  This Agreement (including the Exhibits, the Company Disclosure Statement, the CHYU Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

11.12 Expenses.  Each party will be responsible for payment of its expenses in connection with the transactions contemplated by this Agreement, except as otherwise provided elsewhere herein or as otherwise mutually agreed between the parties.

11.13 Survival of Representations and Covenants.  Notwithstanding any right of the CHYU Parties, on the one hand, or the Company on the other, fully to investigate the affairs of the other side, and notwithstanding any knowledge of facts determined or determinable by the investigating side pursuant to such investigation or right of investigation, the investigating side shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement.

11.14 Rule 144.  The Company shall cause CHYU to continue to file in a timely manner all required reports pursuant to the Securities Exchange Act of 1934 as amended.  Additionally, the Company shall cause CHYU to promptly comply with any request of any current stockholder of CHYU to sell any shares of the Common Stock pursuant to Rule 144 subject to the receipt of appropriate paperwork.

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           IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

CHINA YOUTH MEDIA, INC., A DELAWARE CORPORATION

By:	/s/ Jay Rifkin
Jay Rifkin
Chief Executive Officer

CHINA YOUTH MEDIA MERGER SUB, INC., A DELAWARE CORPORATION

By:	/s/ Jay Rifkin
Jay Rifkin
Chief Executive Officer

MIDWEST ENERGY EMISSIONS CORP., A NORTH DAKOTA CORPORATION

By:	/s/ Rick MacPherson
Rick MacPherson
Chief Executive Officer